Press Release

Source:	BNC Bancorp

Contact:	Richard D. Callicutt II
President and CEO
336-869-9200

BNC Bancorp Completes Acquisition of Randolph Bank & Trust Company

HIGH POINT, NC –October 1, 2013 – BNC Bancorp (Nasdaq: BNCN) (“BNC”) announces the successful completion of its acquisition of Randolph Bank & Trust Company (“Randolph Bank”), thereby expanding the BNC franchise into the Asheboro, Burlington and Randleman markets.

BNC previously announced its plan to acquire all the capital stock of Randolph Bank on May 31, 2013. As of September 30, 2013, Randolph Bank had total assets of $288 million, loans of $161 million and deposits of $257 million. Randolph Bank’s branch offices will continue to operate under the Randolph Bank name until systems are converted in early December.

Rick Callicutt, President and CEO of BNC, commented: “We are extremely pleased to welcome Randolph Bank customers, shareholders and employees to the Bank of North Carolina family. The completion of this strategic transaction is consistent with our long-term plan to partner with quality organizations, enhance our presence in desirable markets and provide our diverse financial product suite to new customers.”

Mike Whitehead, President of Randolph Bank, commented: “We could not have asked for a better partner than BNC, an organization that truly understands the importance of community banking. Through this merger, we believe we have enhanced both the banking experience for our customers and upside potential for our shareholders.”

Commenting on the acquisition, Rick Callicutt said, "The completion of this merger is a product of a lot of effort and great teamwork between the BNC and Randolph Bank organizations. We are excited to work closely with Randolph Bank’s talented team of bankers to effectively deliver the BNC platform to new and existing customers throughout Asheboro, Burlington, Randleman and the surrounding communities.”

For common shareholders of Randolph Bank the deal is valued at approximately $11.8 million based on BNC’s closing share price of $13.34, as listed on the Nasdaq Capital Market on September 30th. Randolph Bank shareholders will receive 0.87 shares of BNC voting common stock for each share of Randolph Bank common stock, or cash in the amount of $10.00 per share. Eighty percent (80%) of Randolph Bank common shares will be converted into the right to receive BNC voting common stock while the remaining 20% will be converted into the right to receive cash.

As part of the closing, Randolph Bank’s preferred shareholders, including the United States Department of the Treasury, received cash payments equal to the liquidation value of their preferred shares totaling $8.8 million.

BNC and its wholly-owned subsidiary, Bank of North Carolina, were advised in this transaction by Banks Street Partners, LLC as financial advisor and Womble Carlyle Sandridge & Rice, LLP as legal advisor, both in Atlanta. Randolph Bank was advised by Sandler O’Neill & Partners, L.P. in New York as financial advisor and Wyrick Robbins Yates & Ponton LLP in Raleigh as legal advisor.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the acquisition: (i) general economic or business conditions in the Greensboro-High Point and Burlington MSAs; (ii) greater than expected costs or difficulties related to the integration of Randolph Bank & Trust Company; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger of Randolph Bank & Trust Company, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

Bank of North Carolina, a wholly-owned subsidiary of BNC, is a commercial bank with assets of $3.2 billion upon the closing and merger of Randolph Bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 39 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."